SUB-ITEM 77I



MFS High Income Fund, a series of MFS Series Trust III (the "Trust"), established a new class of shares, Class R5 Shares, as described in the prospectus contained in Post-Effective Amendment No. 48 to the Registration Statement of the Trust (File Nos. 2-60491 and 811-2794), as filed with the Securities and Exchange Commission via EDGAR on May 29, 2012, under Rule 485 under the Securities Act of 1933. Such description is incorporated herein by reference.





MFS High Yield Opportunities Fund, a series of MFS Series Trust III (the "Trust"), redesignated Class W Shares as Class R5 Shares effective May 30, 2012, as described in the prospectus contained in Post-Effective Amendment No. 48 to the Registration Statement of the Trust (File Nos. 2-60491 and 811-2794), as filed with the Securities and Exchange Commission via EDGAR on May 29, 2012, under Rule 485 under the Securities Act of 1933. Such description is incorporated herein by reference.